SECURITIES AND EXCHANGE COMMISSION

Washington, D. C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  April 30, 2003

FUELCELL ENERGY, INC.

(Exact name of registrant as specified in its charter)

Delaware	1-14204	06-0853042

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3 Great Pasture Road, Danbury, Connecticut	06813

(Address of principal executive offices)	(Zip Code)

(203) 825-6000

(Registrant's telephone number, including area code)

ITEM 5.    OTHER EVENTS.

          FuelCell Energy, Inc. (NasdaqNM:FCEL) announced today that it has made substantial progress on its near term product strategy including standardizing its Direct FuelCell® (DFC®) products, developing its distribution network and increasing its manufacturing production capacity. As a result, and with its focus of managing cash consistent with market demand, the Company has implemented cost saving measures including a reduction in workforce of 90 to 100 positions, representing approximately 20 percent of its employees.

          The Company has made significant progress to date on a number of focus items and milestones for 2003, including delivering and commissioning products from its backlog and implementing cost reductions in its product lines. FuelCell Energy expects that its ongoing focus on global market development and generating orders, as well as further value engineering of the DFC product line, will enable it to remain the market leader in stationary fuel cell power plant products for commercial and industrial customers.

          This filing contains forward-looking statements, including statements regarding the Company's plans and expectations regarding the development and commercialization of its fuel cell technology. All forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected. Factors that could cause such a difference include, without limitation, the risk that commercial field trials of the Company's products will not occur when anticipated, general risks associated with product development, manufacturing, changes in the utility regulatory environment, potential volatility of energy prices, rapid technological change, and competition, as well as other risks set forth in the Company's filings with the Securities and Exchange Commission. The forward-looking statements contained herein speak only as of the date of this filing. The Company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any such statement to reflect any change in the Company's expectations or any change in events, conditions or circumstances on which any such statement is based.

SIGNATURES

          Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FUELCELL ENERGY, INC.

Date: April 30, 2003	By: /s/ Joseph G. Mahler
Joseph G. Mahler
Chief Financial Officer